Exhibit 10.2

[LETTERHEAD]

March 29, 2011

Re: 2011 Performance Unit Grant

Dear       :

Exide Technologies (the “Company”) is pleased to inform you that, pursuant to the Company’s 2009 Stock Incentive Plan (the “Plan”), you have been granted        Performance Units (“Performance Units”) by [the Compensation Committee (“Committee”) of]1 the Board of Directors (the “Board”) as of the date hereof, with each such Performance Unit being equal in value to $1.00. You will receive separate award agreements for any restricted stock, restricted stock unit or performance share awards that you have also been granted as of the same date.

This award letter (this “Agreement”) sets forth the terms of the Performance Units. However, please note that the Performance Units are also subject to the terms of the Plan, as interpreted by the Committee in its full discretion. Furthermore, this Agreement in no way guarantees that you will receive any payment pursuant to the Performance Units under the Plan. Any terms not defined in this Agreement will have the meaning ascribed to them in the Plan. The Performance Units are intended to constitute qualified performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

General Terms

Your right to receive a cash payment pursuant to the Performance Units is contingent upon the achievement of a single Management Objective, which is described in detail below. The achievement of the Management Objective will be measured during the period from April 1, 2011 through March 31, 2014 (the “Performance Period”).

Management Objective

The Management Objective for the Performance Period is based on the achievement of performance goals relating to the Company’s operating income (“OI”) (as defined below) for the Performance Period (the “OI Performance Metric”). As further described below, if a minimum threshold is met with respect to the OI Performance Metric, you will receive a cash payment in U.S. dollars pursuant to at least a portion of the Performance Units.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, the manner in which it conducts business, or other events or circumstances render the Management Objective to be unsuitable, the Committee may modify the Management Objective or the related levels of achievement, in whole or in part, as the Committee deems appropriate; provided, however, that no such action will be made in the case of a Covered Employee where such action may result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

Payment of Performance Units

You will receive a cash payment pursuant to the Performance Units for the Performance Period only if payment is otherwise permitted under the terms of the Plan and the Board (or Committee, in the case of Covered Employees) has certified that the Management Objective has been satisfied. You will receive any cash payment pursuant to the Performance Units that you have earned under this Agreement within 90 days after March 31, 2014 (the “Payment Date”), unless your Continuous Service with the Company or one of its subsidiaries terminates on account of your death or disability or in connection with a Change in Control prior to the end of the Performance Period, in which such case you will receive payment, if any, in accordance with the terms set forth below under the heading “Effect of Early Termination on the Performance Units.”

Earning of Performance Units

Provided that you remain in Continuous Service through the end of the Performance Period, the actual number of Performance Units that you will earn at the end of the Performance Period will be determined in accordance with the performance matrix set forth on Exhibit A to this Agreement. Pursuant to the matrix, you will receive up to 150% of your Performance Units at the end of the Performance Period if the OI at the end of the Performance Period equals or exceeds the threshold amount ($***) (the “OI Threshold Amount”) as set forth on Exhibit A. If the OI at the end of the Performance Period is greater than the OI Threshold Amount, but less than the target amount (the “OI Target Amount”) and is not expressly stated on Exhibit A, then each additional $*** improvement in performance will result in approximately a 1% increase in the number of Performance Units earned above the OI Threshold Amount until the OI Target Amount is reached. If the OI at the end of the Performance Period is greater than the OI Target Amount, but less than the maximum amount ($***) (the “OI Maximum Amount”) and is not expressly stated on Exhibit A, then each additional $*** improvement in performance will result in approximately a 1% increase in the number of Performance Units earned above the OI Target Amount until the OI Maximum Amount is reached. No additional Performance Units will be earned if performance exceeds the OI Maximum Amount.

For purposes of this award, OI is defined as net sales of the Company reduced by cost of sales, restructuring and impairment charges and further reduced by the sum of all selling, administrative and research, development and engineering expenses.

Effect of Early Termination on the Performance Units

Death

If your Continuous Service terminates early on account of your death prior to the end of the Performance Period, the amount of the cash payment that your beneficiary will receive pursuant to the Performance Units, if any, will be determined in accordance with Exhibit A attached hereto and will be paid to your designated beneficiary on the Payment Date. However, the amount of the cash payment will be pro-rated for the period starting on the date hereof and ending on the last day of the month in which your Continuous Service is terminated on account of your death.

Disability

If your Continuous Service terminates early on account of your disability prior to the end of the Performance Period, the amount of the cash payment that you will receive pursuant to the Performance Units, if any, will be determined in accordance with Exhibit A attached hereto and will be paid on the Payment Date. However, the the amount of the cash payment will be pro-rated for the period starting on the date hereof and ending on the last day of the month in which your Continuous Service is terminated on account of your disability.

Change in Control

In the event your Continuous Service is terminated by the Company for any reason other than Cause or by you for Good Reason (as defined below) on or within twelve (12) months after a Change in Control, the the amount of the cash payment that you will receive pursuant to the Performance Units, if any, will be determined in accordance with Exhibit A attached hereto. However, in order to determine the number of Performance Units earned pursuant to the OI Performance Metric, the OI Performance Metric will be measured as of the last day of the month in which your Continuous Service is terminated in connection with the Change in Control instead of the last day of the Performance Period. Any Performance Units earned on the date your Continuous Service is terminated in connection with a Change in Control will be delivered as soon as practicable, and in all events within 30 days, following the date your Continuous Service is terminated in connection with a Change in Control; provided, however, that if the termination of Continuous Service is not a “separation of service” as defined under Section 409A of the Code, payment will be made to you within 30 days following the earlier of (i) the Payment Date or (ii) the date of your “separation of service” with the Company (determined in accordance with Section 409A of the Code); further, provided, that if the date of payment is determined by reference to the date of your “separation of service” with the Company (determined in accordance with Section 409A of the Code) or the Change in Control does not constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company, within the meaning of Section 409A of the Code, and you are considered a “specified employee” for the purposes of Section 409A of the Code, payment will be made within 30 days of the first business day of the seventh month after the date of your “separation of service” with the Company (determined in accordance with Section 409A of the Code).

For purposes of this Agreement, the term “Good Reason” shall mean (i) a material diminution in your authority, duties or responsibilities, (ii) a relocation of the office at which you provide services to the Company or a Subsidiary to a location more than fifty (50) miles from its current location; or (iii) any material breach of an employment agreement, if any, that is in effect at any time between you and the Company.

Before a termination will constitute a termination for Good Reason, you must give the Company a Notice of Good Reason within ninety (90) calendar days following the occurrence of the event that constitutes Good Reason. Failure to provide such Notice of Good Reason within such 90-day period shall be conclusive proof that you shall not have Good Reason to terminate employment.

Good Reason shall exist only if (A) the Company fails to remedy the event or events constituting Good Reason within thirty (30) calendar days after receipt of the Notice of Good Reason from you and (B) you terminate you employment within sixty (60) days after the end of the period set forth in clause (A) above. If you determine that Good Reason for termination exists and timely file a Notice of Good Reason, such determination shall be presumed to be true and the Company will have the burden of proving that Good Reason does not exist.

For purposes of this Agreement, “Notice of Good Reason” means a written notice by you to the Company which sets forth in reasonable detail the specific reason for a termination of employment for Good Reason and the facts and circumstances claimed to provide a basis for such termination and is provided to the Company in accordance with the terms set forth above.

Other Terminations

If your Continuous Service with the Company or any subsidiary is voluntarily or involuntarily terminated during the Performance Period for any reason other than your death or disability, or in connection with a Change in Control, you will forfeit your entire Performance Unit Award.

If there is a conflict between these termination provisions and the termination provisions of the Plan, the terms of the Plan shall govern.

Taxes and Withholding

To the extent that the Company is required to withhold any federal, state, local or foreign taxes in connection with any cash payment made pursuant to the Performance Units, the Company shall withhold such amounts from such payment.

Please contact        at extension        if you have any questions about the Plan or the Program.

Very truly yours,

By:

The undersigned hereby accepts the terms of this Award Agreement and the Plan.

Address:

Exhibit A

Performance Units Earned — OI

OI	% of Award Earned
Less than $***	0%

$***	50%

$***	60%

$***	70%

$***	80%

$***	90%

$***	100%

$***	110%

$***	120%

$***	130%

$***	140%

$*** or greater	150%

[1]	Bracketed language not included in agreement with Chief Executive Officer.